EXHIBIT 16

September 20, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated September 20, 2004, of MPW Industrial Services Group, Inc. and are in agreement with the statements contained in the first three paragraphs of Item 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Columbus, Ohio

September 20, 2004